Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Earnings

and Announces Quarterly Cash Dividend

GEORGETOWN, MASSACHUSETTS,  April  25, 2017 –

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended March 31, 2017  of $278,000, or $0.16 per basic share and $0.15 per diluted share, compared to net income of $80,000, or $0.05 per basic and diluted share, for the three months ended March 31, 2016.

Robert E. Balletto, President and Chief Executive Officer, said, “The improvement in our earnings for the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was primarily due to the expansion of our net interest and dividend income, driven by commercial real estate loan growth and a reduction in overhead. The reduction in overhead was primarily due to a reduction in marketing and recruitment expenses. Included in non-interest expense for the three months ended March 31, 2017 was $96,000 in merger related expenses, the majority of which is not tax deductible for income tax purposes.”

As previously reported, on October 6, 2016, the Company announced that it had signed a definitive agreement with Salem Five Bancorp, parent of Salem Five Cents Savings Bank, whereby Salem Five Bancorp agreed to acquire the Company and the Bank, in an all cash transaction valued at approximately $49.2 million, or $26.00 per share. On February 13, 2017, the transaction was approved by the shareholders of the Company. The transaction is subject to receipt of state and federal regulatory approvals.

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.05 per share of common stock. The dividend will be paid on or about May 22, 2017, to stockholders of record as of the close of business on May 8, 2017.

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Three Months Ended	Year Ended
	March 31, 2017	December 31, 2016
	(Dollars in thousands, except share data)
Condensed Consolidated Balance Sheet:
Cash and cash equivalents	$8,153	$6,129
Investment securities	24,120	24,676
Loans receivable	282,209	280,247
Allowance for loan losses	(2,642)	(2,605)
Premises and equipment	4,035	4,133
Other assets	5,987	6,052
Total assets	$321,862	$318,632

Deposits	$240,530	$240,508
FHLB advances	44,600	41,850
Other liabilities	4,329	4,118
Total liabilities	289,459	286,476
Total stockholders' equity	32,403	32,156
Total liabilities & stockholders' equity	$321,862	$318,632

Stockholders' equity to total assets at end of period	10.07%	10.09%
Total shares outstanding	1,836,250	1,840,920
Book value per share	$17.65	$17.47

Asset Quality Data:
Total non-performing loans	$937	$953
Other real estate owned	—	—
Total non-performing assets	937	953
Non-performing loans to total loans	0.34%	0.34%
Non-performing assets to total assets	0.29%	0.30%
Allowance for loan losses to non-performing loans	281.96%	273.35%
Allowance for loan losses to total loans	0.94%	0.93%
Loans charged off	$3	$3
Recoveries on loans previously charged off	1	6

	Three Months Ended
	March 31,
	2017	2016
	(Dollars in thousands, except per share data)
Condensed Consolidated Statement of Income:
Interest and dividend income	$3,395	$3,163
Interest expense	662	574
Net interest and dividend income	2,733	2,589
Provision for loan losses	39	74
Net interest and dividend income after provision for loan losses	2,694	2,515
Non-interest income	216	242
Non-interest expense	2,482	2,637
Income before income taxes	428	120
Income tax provision	150	40
Net income	$278	$80

Net income per share: basic	$0.16	$0.05
Net income per share: diluted	$0.15	$0.05

Performance Ratios:
Return on average assets	0.35%	0.11%
Return on average stockholders' equity	3.59%	1.03%
Interest rate spread	3.32%	3.37%
Interest rate spread - tax equivalent basis (1)	3.33%	3.38%
Net interest margin	3.51%	3.55%
Net interest margin - tax equivalent basis (1)	3.52%	3.57%
Efficiency ratio (2)	84.15%	93.15%
Non-interest expense to average total assets	3.10%	3.51%

(1)

Presented on a tax-equivalent basis using a tax rate of 34% resulting in an adjustment of $10,000 and  $9,000 to investment security income for the three months ended March 31, 2017 and 2016, respectively.

(2) The efficiency ratio represents non-interest expense divided by the sum of net interest and dividend income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, as well as Stratham, New Hampshire, is committed to making a positive difference in the markets we serve. Our highest priority is to provide exceptional personal service, act with high ethical standards and in the best interest of our customers, employees, shareholders and business partners.  We strive to help each of our customers achieve their unique financial goals through a competitive array of financial products and services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Forward-looking statements include statements regarding the anticipated closing date of the transaction and anticipated future results.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, including delays in obtaining regulatory approval, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Georgetown Bancorp, Inc. and Salem Five Bancorp, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Georgetown Bancorp, Inc. and Salem Five Bancorp are engaged, changes in the securities markets and other risks and uncertainties.

END